As filed with the Securities and Exchange Commission on May 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

FLOWERS FOODS, INC. 2014 OMNIBUS EQUITY AND INCENTIVE COMPENSATION PLAN (AMENDED AND RESTATED EFFECTIVE MAY 25, 2023)

(Full title of the plan)

Stephanie B. Tillman

Chief Legal Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

(Name and address of agent for service)

(229) 226-9110

(Telephone number, including area code, of agent for service)

Copy to:

Joel T. May

Jones Day

1221 Peachtree St. NE

Suite 400

Atlanta, GA 30361

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Flowers Foods, Inc. (the “Registrant” or the “Company”) pursuant to General Instruction E of Form S-8 under the Securities Act of 1933 (the “Securities Act”) to register an additional 9,340,000 shares of common stock of the Registrant, par value $0.01 per share, pursuant to an amendment and restatement of the Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan. The contents of the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May  21, 2014 (File No. 333-196124) relating to the Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan are incorporated by reference into this Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023;

b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended April 22, 2023, filed with the Commission on May 18, 2023;

c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 7, 2023; and

d)	The description of the Registrant’s common stock contained in Exhibit 4.8 to the Registrant’s Form 10-K for the year ended December 31, 2022, filed with the Commission on February 22, 2023.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding (i) in a civil proceeding (a) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (b) if, in all other cases, the conduct was in good faith and reasonably believed by such director to be at least not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, the conduct was in good faith and such director reasonably believed that he or she had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under GBCC Section 14-2-851, or in connection with any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in Section 14-2-851 of the GBCC or was adjudged liable as described in subsection (d) of Section 14-2-851 of the GBCC. Article 8.10 of the Registrant’s Amended and Restated Bylaws (“Bylaws”) provides that the Registrant shall indemnify directors and officers to the extent required or permitted by law.

Section 14-2-852 of the GBCC provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857(c) of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857(d) provides that a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

The Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) provide that a director of the Company shall not be liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GBCC as currently in effect or as the same may be amended or under any other applicable law.

The Articles of Incorporation and Bylaws provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company’s Board of Directors (the “Board”) or an officer as an employee or agent of the Company or as a director, officer, employee or agent of another entity, shall be indemnified by the Company to the fullest extent permitted by the GBCC or any other applicable law as presently or hereafter in effect. This right of indemnification includes the advancement of expenses incurred in defending a proceeding. The Company may, by action of the Board, provide indemnification to other employees and agents of the Company with the same scope and effect as the foregoing indemnification of its directors and officers.

In addition, the Company has entered into indemnification agreements with certain of its executive officers and directors whereby the Company agrees to hold harmless and indemnify such executive officer or director, to the fullest extent permitted by applicable law, for any and all expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement in connection with any threatened, pending, or completed action, suit, or proceeding.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Flowers Foods, Inc., as amended through May 21, 2020 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated May 28, 2020, File No. 1-16247).

4.2	Amended and Restated Bylaws of Flowers Foods, Inc., as amended through May 21, 2020 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated May 28, 2020, File No. 1-16247).

4.3*	Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

5.1*	Opinion of Jones Day.

23.1*	Consent of Jones Day (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

a)	The undersigned Registrant hereby undertakes:

i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thomasville, State of Georgia, on the 25th day of May, 2023.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
Name:	R. Steve Kinsey
Title:	Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints A. Ryals McMullian, R. Steve Kinsey and Stephanie B. Tillman, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. Ryals McMullian A. Ryals McMullian	President and Chief Executive Officer, and Chairman (Principal Executive Officer)	May 25, 2023

/s/ R. Steve Kinsey R. Steve Kinsey	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2023

/s/ Edward J. Casey, Jr. Edward J. Casey, Jr.	Director	May 25, 2023

/s/ Thomas C. Chubb III Thomas C. Chubb III	Director	May 25, 2023

/s/ George E. Deese George E. Deese	Director	May 25, 2023

/s/ Rhonda O. Gass Rhonda O. Gass	Director	May 25, 2023

/s/ Margaret G. Lewis Margaret G. Lewis	Director	May 25, 2023

/s/ W. Jameson McFadden W. Jameson McFadden	Director	May 25, 2023

/s/ James T. Spear James T. Spear	Director	May 25, 2023

/s/ Melvin T. Stith Melvin T. Stith, Ph.D.	Director	May 25, 2023

/s/ Terry S. Thomas Terry S. Thomas	Director	May 25, 2023

/s/ C. Martin Wood III C. Martin Wood III	Director	May 25, 2023